Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference to our firm under the heading “Experts” in this Registration Statement. in the Post-Effective Amendment No. 1 to the Registration Statement (F-2) on Form F-1 and related Prospectus of Elbit Vision Systems Ltd. for the registration of 3,770,603 of its ordinary shares and to the incorporation by reference therein of our report dated July 8, 2005, with respect to the financial statements of Yuravision Co., Ltd., included in the Annual Report (Form 20-F) of Elbit Vision Systems Ltd. for the year ended December 31, 2006, filed with the United States Securities and Exchange Commission.

/s/ Ernst & Young Han Young,
Seoul, Korea
July 31, 2007